EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 40-F of our reports dated March 7, 2018 on the consolidated financial statements of Sierra Wireless, Inc. as at December 31, 2017 and 2016 and for the years then ended, and the effectiveness of internal control over financial reporting of Sierra Wireless, Inc. as of December 31, 2017 filed with the Securities and Exchange Commission.
We also consent to the incorporation by reference of each of the above reports in the Registration Statement (No. 333-210315) on Form S-8 of Sierra Wireless, Inc.

Vancouver, Canada	/s/ Ernst & Young LLP
March 7, 2018	Chartered Professional Accountants